Exhibit 99.1

BOQI International Medical Inc. Announces Closing of the Acquisition of Wuzhou Qiangsheng Hospital, Suzhou Eurasia Hospital and Yunan Yuxi Minkang Hospital

NEW YORK, May 12, 2021 (GLOBE NEWSWIRE) -- BOQI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”), a leading healthcare products and services provider in China, today announced that it had completed the acquisition of three private hospitals in China, namely Wuzhou Qiangsheng Hospital, Suzhou Eurasia Hospital and Yunan Yuxi Minkang Hospital.

Pursuant to the acquisition agreement, the aggregate purchase price for the three hospitals was RMB 162,000,000 (approximately $24,923,077). The closing consideration was RMB 20,000,000 (approximately $3,076,923) in cash and 4,000,000 shares of the common stock of BIMI valued at RMB 78,000,000, or $3.00 per share (approximately $12,000,000). The balance of the purchase price of RMB 64,000,000 (approximately $9,846,153) is subject to post-closing adjustments based on the performance of the three hospitals in 2021 and 2022.

Mr. Tiewei Song, Chief Executive Officer and President of the Company, commented: “We are delighted to announce the closing of the acquisition of the three private hospitals which will further our strategy to build a national high-end gynecology-focused hospital chain in China.”

About BOQI International Medical Inc.

BOQI International Medical Inc. was founded in 2006. In February 2019, the Board of Directors of the Company determined to focus on the healthcare industry. The Company is now exclusively a healthcare products and provider, offering a broad range of healthcare products and related services and operates two private hospitals. For more information, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of the Coronavirus (COVID-19), the demand for the Company’s products and services in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

Investor Relations Contact:

Janice Wang

EverGreen Consulting Inc.

Email: IR@changqingconsulting.com

Phone: +1 571-464-9470 (from U.S.)

+86 13811768559 (from China)